151 Farmington Avenue Hartford, Conn. 06156	Media Contact: T.J. Crawford 212-457-0583 crawfordt2@aetna.com
Investor Contact: Joe Krocheski 860-273-0896 krocheskij@aetna.com

News Release _________________________________________________________

AETNA REPORTS FOURTH-QUARTER AND FULL-YEAR 2017 RESULTS

HARTFORD, Conn., January 30, 2018 - Aetna (NYSE: AET) announced fourth-quarter 2017 net income(1) of $244 million, or $0.74 per share. Adjusted earnings(2) for fourth-quarter 2017 were $411 million, or $1.25 per share. Full-year 2017 net income was $1.9 billion, or $5.68 per share. Full-year 2017 adjusted earnings were $3.3 billion, or $9.86 per share.

“Aetna’s strong 2017 results demonstrate the power and versatility of our core businesses,” said Mark T. Bertolini, Aetna chairman and CEO. “As we progress toward completing our pending transaction with CVS Health, we remain focused on serving our members and delivering on our strategic and financial objectives. We are confident that the combined entity will deliver a better health care experience by improving access to affordable health care and coordination of health services in communities across the country.”

“We closed 2017 with a strong fourth quarter performance,” said Shawn M. Guertin, Aetna executive vice president and CFO.  “Continued strength within our government business and moderate medical cost trend drove our better than projected total company results in the period. This momentum, combined with our targeted investments position Aetna for another year of operational success in 2018.”

(In millions, except per share data)

	Fourth-Quarter 2017			Full-Year 2017
	Revenue	Earnings	EPS	Revenue	Earnings	EPS

GAAP	$14,853	$244	$0.74	$60,535	$1,904	$5.68

Non-GAAP (Adjusted)	$14,742	$411	$1.25	$60,675	$3,309	$9.86

Medical Membership totaled 22.2 million at December 31, 2017

Aetna presents both GAAP and non-GAAP financial measures in this press release to provide investors with additional information. Refer to footnotes (1) through (5) for definitions of non-GAAP financial measures and pages 12 through 14 for reconciliations of the most directly comparable GAAP financial measures to non-GAAP financial measures.

Aetna/2

Fourth-Quarter and Full-Year Financial Results at a Glance
	Fourth-Quarter			Full-Year
(Millions, except per common share data)	2017	2016	Change	2017	2016	Change
Total revenue	$14,853	$15,727	(6)%	$60,535	$63,155	(4)%
Adjusted revenue(3)	14,742	15,717	(6)%	60,675	63,046	(4)%
Net income(1)	244	139	76%	1,904	2,271	(16)%
Adjusted earnings(2)	411	578	(29)%	3,309	2,917	13%

Per share results:
Net income(1)	$0.74	$0.39	90%	$5.68	$6.41	(11)%
Adjusted earnings(2)	1.25	1.63	(23)%	9.86	8.23	20%

Weighted average common shares - diluted	329.2	354.9		335.4	354.3

On December 3, 2017, Aetna and CVS Health Corporation (“CVS Health”) entered into a definitive merger agreement under which CVS Health will acquire all outstanding shares of Aetna. Under terms of the CVS Health Merger agreement, Aetna shareholders will receive $145 in cash and 0.8378 of a CVS Health common share for each Aetna common share. The transaction is subject to customary closing conditions, including the approval and adoption of the merger agreement by Aetna shareholders, the approval of the issuance of CVS Health shares in the transaction by CVS Health stockholders, expiration of the federal Hart-Scott-Rodino anti-trust waiting period and approvals of certain state departments of insurance and other regulators. The transaction is expected to close in the second half of 2018.
In connection with the CVS Health transaction, CVS Health filed a registration statement on Form S-4, as amended, which contains unaudited prospective financial information about Aetna on a stand-alone basis that was prepared by Aetna management and used in connection with the transaction process (the “Aetna management projections”). The Aetna management projections were prepared using certain assumptions as of October 29, 2017, including assumptions as to share repurchases, and the tax and other laws and Aetna’s accounting policy in effect on that date. The Aetna management projections do not give effect to changes subsequent to October 29, 2017, including:

•
As a result of the pending CVS Health transaction, Aetna has suspended repurchases of its common shares.  At December 31, 2017, Aetna had 326.8 million common shares outstanding. Aetna projects that its 2018 weighted average diluted share count will be approximately 330 million shares.

•
Effective January 1, 2018, Aetna adopted Financial Accounting Standards Board Accounting Standards Codification Topic 606 (“ASC 606”) on a modified retrospective basis.  Aetna projects that the adoption of ASC 606 will increase both its revenue and its expenses by approximately $1.5 billion to $2.0 billion for 2018 related to modifications to principal versus agent guidance for Aetna’s home delivery and specialty pharmacy operations.  However, Aetna does not expect the adoption of ASC 606 to cause any material changes in the timing of its recognition of revenue or net income.

•
As a result of the Tax Cuts and Jobs Act of 2017 (the "TCJA") which became effective in December 2017, Aetna projects its corporate income tax rate will decline compared to the corporate income tax rate used in the Aetna management projections. Aetna estimates

Aetna/3

the TCJA will increase gross 2018 adjusted earnings(9) by approximately $800 million, of which Aetna projects at least 50% will accrue to adjusted earnings as presented in the Aetna management projections after the impact of reduced premium revenue due to minimum MLR rebates and lower recapture of the health insurer fee ("HIF") and accelerated investment spending on Aetna's growth initiatives.

•
Aetna projects that the suspension of the HIF for 2019 enacted on January 22, 2018, will decrease 2018 adjusted earnings as presented in the Aetna management projections by approximately $30 million to $50 million due to reduced premiums for 2018 medical customer renewals that have member months in 2019.

Total Company Results

•
Net income(1) was $244 million for fourth-quarter 2017 compared with $139 million for fourth-quarter 2016. Full year 2017 net income was $1.9 billion compared with $2.3 billion for full year 2016. The increase in net income during fourth-quarter 2017 was primarily due to lower restructuring and transaction and integration-related costs in 2017 compared to 2016, partially offset by the decrease in adjusted earnings described below and the unfavorable impact of the TCJA described below. The decrease in net income during the full-year 2017 was primarily due to costs associated with the termination of the Humana Merger Agreement during first-quarter 2017, partially offset by the increase in adjusted earnings described below.

•
Adjusted earnings(2) were $411 million for fourth-quarter 2017 compared with $578 million for fourth-quarter 2016. Full year 2017 adjusted earnings were $3.3 billion compared with $2.9 billion for the full year 2016. The decrease in adjusted earnings during fourth-quarter 2017 was primarily due to lower favorable development of prior-period health care costs estimates in Aetna's Health Care segment and targeted investment spending on Aetna's growth initiatives, partially offset by reduced losses in Aetna's individual commercial products. The increase in adjusted earnings during full-year 2017 was primarily due to strong performance in Aetna's Health Care segment.

•
Total revenue and adjusted revenue(3) were $14.9 billion and $14.7 billion, respectively, for fourth-quarter 2017 and were each $15.7 billion for fourth-quarter 2016. Full-year 2017 total revenue and adjusted revenue were $60.5 billion and $60.7 billion respectively, compared with $63.2 billion and $63.0 billion respectively, for the full-year 2016. The decrease in total revenue and adjusted revenue during fourth-quarter and full-year 2017 was primarily due to lower premiums in Aetna's Health Care segment, including lower membership in Aetna's ACA compliant individual and small group products and the temporary suspension of the HIF in 2017. The sale of Aetna's domestic group life insurance, group disability insurance, and absence management businesses (the "Group Insurance sale") on November 1, 2017 also contributed to fourth-quarter and full-year 2017 decreases in total revenue and adjusted revenue.

•
Total company expense ratio was 20.5 percent and 22.9 percent for the fourth quarters of 2017 and 2016, respectively. The decrease for fourth quarter 2017 was primarily due to the temporary suspension of the HIF, lower restructuring and transaction and integration-related costs and the continued execution of Aetna's expense management initiatives in 2017, partially offset by targeted investment spending on Aetna's growth initiatives. Aetna's total company expense ratio was 19.9 percent and 19.1 percent for full-years

Aetna/4

2017 and 2016, respectively. The increase for full year 2017 was primarily due to costs associated with the termination of the Humana Merger Agreement during the first-quarter 2017 and targeted investment spending on Aetna's growth initiatives, partially offset by the temporary suspension of the HIF and the continued execution of Aetna's expense management initiatives in 2017.

•
Adjusted expense ratio(4) remained relatively consistent at 20.0 percent and 19.8 percent for the fourth quarters of 2017 and 2016, respectively. The 2017 ratio reflects targeted investment spending on Aetna's growth initiatives, largely offset by the temporary suspension of the HIF and the continued execution of Aetna's expense management initiatives. Aetna's adjusted expense ratio was 17.5 percent and 18.1 percent for the full-years 2017 and 2016, respectively. The decrease for the full-year 2017 was primarily due to the temporary suspension of the HIF and the continued execution of Aetna's expense management initiatives in 2017, partially offset by targeted investment spending on Aetna's growth initiatives.

•
After-tax net income margin was 1.6 percent and 0.9 percent for the fourth quarters of 2017 and 2016, respectively. The increase in the after-tax net income margin for fourth-quarter 2017 was primarily due to lower restructuring costs and transaction and integration-related costs in fourth-quarter 2017 compared to 2016, partially offset by the unfavorable impact of the TCJA described below. For the full-years 2017 and 2016, the after-tax net income margin was 3.1 percent and 3.6 percent, respectively. The decrease in the after-tax net income margin for full-year 2017 was primarily due to costs associated with the termination of the Humana Merger Agreement during the first-quarter 2017.

•
Adjusted pre-tax margin(5) was 4.8 percent and 6.4 percent for the fourth quarters of 2017 and 2016, respectively. The decrease in the adjusted pre-tax margin for fourth-quarter 2017 was primarily due to increased investment spending on Aetna's growth initiatives and the negative impact of the temporary suspension of the HIF in 2017. For the full-years 2017 and 2016, the adjusted pre-tax margin was 9.0 percent and 8.3 percent, respectively. The full-year 2017 improvement was primarily due to strong performance in Aetna's Health Care segment, partially offset by increased investment spending on Aetna's growth initiatives and the negative impact of the temporary suspension of the HIF.

•
Total debt to consolidated capitalization ratio(6) was 37.0 percent at December 31, 2017 compared with 53.6 percent at December 31, 2016. The total debt to consolidated capitalization ratio at December 31, 2017 reflects financing activity during 2017 including the repayment of approximately $12.6 billion aggregate principal amount of senior notes and the issuance of $1.0 billion aggregate principal amount of senior notes.

•
Effective tax rate was 51.7 percent for fourth-quarter 2017 compared with 53.5 percent for fourth-quarter 2016. The effective tax rate was 36.3 percent for the full-year 2017 compared to 43.5 percent for the full-year 2016. Fourth-quarter and full-year 2017 results each include an incremental tax expense of $99 million related to the estimated reduction in net deferred tax assets as a result of the enactment of the TCJA in December 2017. Excluding the impact of the TCJA, the effective tax rate was 32.9 percent and 33.0 percent for fourth-quarter and full-year 2017, respectively. The decrease in Aetna's effective tax rate for fourth-quarter 2017 and full-year 2017 was primarily due to the temporary suspension of the non-deductible HIF in 2017 and increased tax benefits for

Aetna/5

share based compensation, largely offset by the unfavorable impact of the TCJA described above.

•
Health Care and Group Insurance cash flows used for operations were approximately $178 million during full-year 2017. The full-year 2017 cash flows primarily reflect cash payments associated with the termination of the Humana Merger Agreement, the timing of cash collections in Aetna's Medicare products and a tax payment associated with the Group Insurance sale.

•	Cash and investments at the parent were approximately $2.2 billion at December 31, 2017.

•	Aetna started the quarter with approximately $1.2 billion;

•	Net subsidiary dividends to the parent, including the proceeds received from the Group Insurance sale, were $2.1 billion in the quarter;

•	Aetna repaid $1.0 billion in debt during the quarter;

•	Aetna paid a shareholder dividend of $163 million in the quarter; and

•	After other sources and uses, Aetna ended the quarter with approximately $2.2 billion of cash and investments at the parent.
Health Care Segment Results
Health Care, which provides a full range of insured and self-insured medical, pharmacy, dental and behavioral health products and services, reported:

•
Income before income taxes(1) of $587 million for fourth-quarter 2017 compared with $905 million for fourth-quarter 2016. Pre-tax adjusted earnings(2) were $662 million for fourth-quarter 2017 compared with $964 million fourth-quarter 2016. The decrease in income before income taxes and pre-tax adjusted earnings was primarily due to lower favorable development of prior-period health care costs estimates, higher targeted investment spending on Aetna's growth initiatives and the negative impact of the temporary suspension of the HIF in 2017, partially offset by reduced losses in Aetna's individual commercial products.

•
Total revenue was $14.5 billion for fourth-quarter 2017 and $15.0 billion for fourth-quarter 2016. Adjusted revenue(3) was $14.4 billion for fourth-quarter 2017 and $15.0 billion for fourth-quarter 2016. The decrease in total revenue and adjusted revenue was primarily due to lower membership in Aetna's ACA compliant individual and small group products, lower membership in Aetna's Medicaid products and the temporary suspension of the HIF in 2017. The decrease was partially offset by higher premium yields in Aetna's Commercial and Government businesses and membership growth in Aetna's Medicare products.

•
Medical membership at December 31, 2017 increased slightly compared with September 30, 2017. The increase primarily reflects increases in Aetna's Commercial ASC products, largely offset by decreases in Aetna's Commercial Insured products.

Aetna/6

•	Medical benefit ratios ("MBRs") for the fourth-quarter and full-year 2017 and 2016 were as follows:

	Fourth-Quarter				Full-Year
	2017	2016	Change		2017	2016	Change
Commercial	85.9%	83.0%	2.9	pts.	81.3%	82.0%	(0.7)	pts.
Government	82.9%	81.2%	1.7	pts.	83.0%	81.5%	1.5	pts.
Total Health Care	84.3%	82.1%	2.2	pts.	82.2%	81.8%	0.4	pts.

•
Aetna's fourth-quarter 2017 Commercial MBR increased compared with fourth-quarter 2016 primarily due to prior-periods' health care cost estimates developing largely in-line with Aetna's reserve estimates at September 30, 2017 during fourth-quarter 2017, compared to favorable development of prior-periods' health care cost estimates during fourth-quarter 2016. The increase was also due to the unfavorable impact of the temporary suspension of the HIF in 2017, partially offset by reduced losses in Aetna's individual Commercial products.

•	Aetna's fourth-quarter 2017 Government MBR increased compared with fourth-quarter 2016 primarily due to the unfavorable impact of the temporary suspension of the HIF in 2017.

•
In fourth-quarter 2017, Aetna experienced favorable development of prior-periods' health care cost estimates. During that period, Aetna experienced favorable development of prior-periods' health care cost estimates in its Medicare and Medicaid products primarily attributable to third-quarter 2017 performance and development in its Commercial products largely in-line with its reserve estimates at September 30, 2017.

•
Prior year's health care costs payable estimates developed favorably by $814 million and $764 million during 2017 and 2016, respectively. This development is reported on a basis consistent with the prior years' development reported in the health care costs payable table in Aetna's annual audited financial statements, and does not directly correspond to an increase in 2017 operating results.

•
Days claims payable(6) was 49 days at December 31, 2017, a decrease of five days compared with December 31, 2016 and September 30, 2017.  The sequential and year-over-year decreases were primarily driven by the timing of provider payments, lower development of prior periods' health care cost estimates, changes in business mix reflecting lower individual and higher stop loss membership in Aetna's Commercial products and reduced pharmacy payables. The sequential decrease also was due to the reduction of the 2017 premium deficiency reserve.

Full-year 2017 income before income taxes(1) for Health Care was $4.8 billion, compared with $4.9 billion in 2016. Income before income taxes decreased primarily as a result of a $231 million pre-tax expense related to estimated future guaranty fund assessments as a result of Penn Treaty Network America Insurance Company and one of its subsidiaries (collectively, “Penn Treaty”) being placed in liquidation in 2017, partially offset by the increase in pre-tax adjusted earnings described below. Full-year 2017 pre-tax adjusted earnings(2) for Health Care were $5.2 billion, compared with $5.1 billion in 2016. Pre-tax adjusted earnings increased primarily due to continued strong performance across Aetna's core Health Care businesses and reduced losses in Aetna's individual Commercial products, partially offset by the negative impact

Aetna/7

of the temporary suspension of the HIF in 2017 and higher targeted investment spending on Aetna's growth initiatives.

Group Insurance Segment Results
On November 1, 2017, Aetna completed the sale of a substantial portion of its Group Insurance segment consisting of its domestic group life insurance, group disability insurance and absence management businesses.
Group Insurance, which includes group life, disability and long-term care products, reported:

•
Income before income taxes(1) was $103 million for fourth-quarter 2017 compared with $36 million for fourth-quarter 2016. Income before income taxes increased primarily due to a gain recognized during fourth-quarter 2017 as a result of the Group Insurance sale.

•
Pre-tax adjusted earnings(2) were $16 million for fourth-quarter 2017 compared with $37 million for fourth-quarter 2016. Pre-tax adjusted earnings decreased primarily due to the Group Insurance sale during fourth-quarter 2017.

•
Total revenue was $324 million and $620 million for the fourth quarters of 2017 and 2016, respectively. Adjusted revenue(3) was $237 million and $621 million for the fourth quarters of 2017 and 2016, respectively. The decrease in total revenue and adjusted revenue was primarily due to the Group Insurance sale during fourth-quarter 2017. The decrease in total revenue was partially offset by a gain recognized during fourth-quarter 2017 as a result of the Group Insurance sale.

Full-year 2017 income before income taxes(1) for Group Insurance was $248 million, compared with $165 million in 2016. Income before income taxes increased primarily due to a gain recognized during fourth-quarter 2017 as a result of the Group Insurance sale. Full-year 2017 pre-tax adjusted earnings(2) for Group Insurance were $125 million, compared with $141 million in 2016. Pre-tax adjusted earnings decreased primarily as a result of the Group Insurance sale during fourth-quarter 2017.

Large Case Pensions Segment Results
Large Case Pensions, which manages a variety of discontinued and other retirement and savings products, primarily for qualified pension plans, reported:

•
Income before income taxes(1) of $6 million and $3 million for the fourth quarters of 2017 and 2016, respectively. Pre-tax adjusted earnings(2) were each $3 million for the fourth quarters of 2017 and 2016.

•
Total revenue of $74 million and $64 million for the fourth quarters of 2017 and 2016, respectively. Adjusted revenue(3) was $71 million and $64 million for the fourth quarters of 2017 and 2016, respectively. The increase in total revenue and adjusted revenue was primarily due to higher premiums in fourth-quarter 2017.

Full-year 2017 income before income taxes(1) for Large Case Pensions was $131 million, compared with $148 million in 2016. Income before income taxes for 2017 decreased compared with 2016, primarily due to a larger reduction of Aetna's reserve for anticipated future losses on discontinued products in 2016 compared to 2017. Full-year 2017 pre-tax adjusted

Aetna/8

earnings(2) for Large Case Pensions were $15 million compared with $10 million for 2016. Pre-tax adjusted earnings for 2017 increased compared with 2016 primarily due to improved results in Aetna's non-experience-rated products, including favorable mortality experience and higher net investment income.

Given the pending transaction with CVS Health, Aetna is not hosting a conference call in conjunction with its fourth-quarter 2017 earnings release and does not expect to do so for future quarters. Please direct any questions regarding this earnings release to Aetna Investor Relations or Aetna Communications.

About Aetna
Aetna is one of the nation's leading diversified health care benefits companies, serving an estimated 37.9 million people with information and resources to help them make better informed decisions about their health care. Aetna offers a broad range of traditional, voluntary and consumer-directed health insurance products and related services, including medical, pharmacy, dental, behavioral health, group life and disability plans, and medical management capabilities, Medicaid health care management services, workers' compensation administrative services and health information technology products and services. Aetna's customers include employer groups, individuals, college students, part-time and hourly workers, health plans, health care providers, governmental units, government-sponsored plans, labor groups and expatriates. For more information, see www.aetna.com and learn about how Aetna is helping to build a healthier world. @AetnaNews

Aetna/9

Condensed Consolidated Balance Sheets

	December 31,	December 31,
(Millions)	2017	2016
	(unaudited)
Assets:
Cash and short-term investments	$6,356	$21,042
Accounts receivable, net	5,071	4,580
Other current assets	4,080	2,827
Total current assets	15,507	28,449
Long-term investments	17,793	21,833
Other long-term assets	21,837	18,864
Total assets	$55,137	$69,146

Liabilities and shareholders’ equity:
Health care costs payable	$5,815	$6,558
Current portion of long-term debt	999	1,634
Other current liabilities	10,009	10,502
Total current liabilities	16,823	18,694
Long-term debt, less current portion	8,160	19,027
Other long-term liabilities	14,317	13,482
Total Aetna shareholders' equity	15,580	17,881
Non-controlling interests	257	62
Total liabilities and equity	$55,137	$69,146

Aetna/10

Consolidated Statements of Income

	Three Months Ended December 31,		Year Ended December 31,
(Millions)	2017	2016	2017	2016
	(unaudited)		(unaudited)
Revenue:
Health care premiums	$12,870	$13,493	$52,022	$54,116
Other premiums	214	546	1,872	2,182
Fees and other revenue	1,526	1,465	5,930	5,861
Net investment income	220	223	950	910
Net realized capital gains (losses)	23	—	(239)	86
Total revenue	14,853	15,727	60,535	63,155

Benefits and expenses:
Health care costs	10,848	11,083	42,753	44,255
Current and future benefits	243	512	1,875	2,101
Operating expenses:
Selling expenses	374	433	1,598	1,678
General and administrative expenses	2,673	3,175	10,466	10,407
Total operating expenses	3,047	3,608	12,064	12,085
Interest expense	93	189	442	604
Amortization of other acquired intangible assets	96	60	272	247
Loss on early extinguishment of long-term debt	—	—	246	—
Reduction of reserve for anticipated future losses on discontinued products	—	—	(109)	(128)
Total benefits and expenses	14,327	15,452	57,543	59,164

Income before income taxes	526	275	2,992	3,991
Income tax expense	272	147	1,087	1,735
Net income including non-controlling interests	254	128	1,905	2,256
Less: Net income (loss) attributable to non-controlling interests	10	(11)	1	(15)
Net income attributable to Aetna	$244	$139	$1,904	$2,271

Aetna/11

Consolidated Statements of Cash Flows

	Year Ended December 31,
(Millions)	2017	2016
	(unaudited)
Cash flows from operating activities:
Net income including non-controlling interests	$1,905	$2,256
Adjustments to reconcile net income to net cash (used for) provided by operating activities:
Net realized capital losses (gains)	239	(86)
Depreciation and amortization	705	681
Debt fair value amortization	(17)	(30)
Equity in earnings of affiliates, net	(105)	(6)
Stock-based compensation expense	187	191
Reduction of reserve for anticipated future losses on discontinued products	(109)	(128)
Amortization of net investment premium	69	79
Loss on early extinguishment of long-term debt	246	—
Gain on sale of businesses	(88)	—
Changes in assets and liabilities:
Premiums due and other receivables	(794)	(153)
Income taxes	(672)	155
Other assets and other liabilities	(1,460)	669
Health care and insurance liabilities	(624)	91
Distributions from partnership investments	54	—
Net cash (used for) provided by operating activities	(464)	3,719
Cash flows from investing activities:
Proceeds from sales and maturities of investments	12,144	14,741
Cost of investments	(10,370)	(14,852)
Additions to property, equipment and software	(410)	(270)
Proceeds from sale of businesses, net of cash transferred	1,390	—
Cash used for acquisitions, net of cash acquired	(24)	—
Net cash provided by (used for) investing activities	2,730	(381)
Cash flows from financing activities:
Issuance of long-term debt	988	12,886
Repayment of long-term debt	(12,734)	—
Deposits and interest credited to investment contracts net of (withdrawals)	1	1
Common shares issued under benefit plans, net	(180)	(139)
Common shares repurchased	(3,845)	—
Dividends paid to shareholders	(583)	(351)
Net payment on interest rate derivatives	—	(274)
Contributions, non-controlling interests	167	11
Net cash (used for) provided by financing activities	(16,186)	12,134
Net (decrease) increase in cash and cash equivalents	(13,920)	15,472
Cash and cash equivalents, beginning of period	17,996	2,524
Cash and cash equivalents, end of period	$4,076	$17,996

Aetna/12

Reconciliation of the Most Directly Comparable GAAP Measure to Certain Reported Amounts
				Three Months Ended December 31, 2017					Three Months Ended December 31, 2016
(Millions, except per common share data) Reconciliation of net income to adjusted earnings				Total Company	Per Common Share				Total Company	Per Common Share
Net income(1) (GAAP measure)				$244	$0.74				$139	$0.39
Gain related to sale of certain domestic group insurance businesses				(88)	(0.27)				—	—
Transaction and integration-related costs				38	0.12				184	0.52
Restructuring costs				60	0.18				404	1.14
Amortization of other acquired intangible assets				96	0.29				60	0.17
Net realized capital gains				(23)	(0.07)				—	—
Income tax expense (benefit)				84	0.26				(209)	(0.59)
Adjusted earnings(2)				$411	$1.25				$578	$1.63

Weighted average common shares - diluted					329.2					354.9

	Three Months Ended December 31, 2017					Three Months Ended December 31, 2016
(Millions) Reconciliation of total revenue to adjusted revenue	Health Care	Group Insurance	Large Case Pensions	Corporate Financing(7)	Total Company	Health Care	Group Insurance	Large Case Pensions	Corporate Financing(7)	Total Company
Total revenue (GAAP measure)	$14,455	$324	$74	$—	$14,853	$15,033	$620	$64	$10	$15,727
Gain related to sale of certain domestic group insurance businesses	—	(88)	—	—	(88)	—	—	—	—	—
Interest income on proceeds of transaction-related debt	—	—	—	—	—	—	—	—	(10)	(10)
Net realized capital (gains) losses	(21)	1	(3)	—	(23)	(1)	1	—	—	—
Adjusted revenue(3) (excludes net realized capital (gains) losses and other items)	$14,434	$237	$71	$—	$14,742	$15,032	$621	$64	$—	$15,717

Reconciliation of income before income taxes to pre-tax adjusted earnings
Income (loss) before income taxes (GAAP measure)	$583	$103	$6	$(166)	$526	$889	$36	$4	$(654)	$275
Less: (Loss) income before income taxes attributable to non-controlling interests (GAAP measure)	(4)	—	—	—	(4)	(16)	—	1	—	(15)
Income (loss) before income taxes attributable to Aetna (GAAP measure)	587	103	6	(166)	530	905	36	3	(654)	290
Gain related to sale of certain domestic group insurance businesses	—	(88)	—	—	(88)	—	—	—	—	—
Transaction and integration-related costs	—	—	—	38	38	—	—	—	184	184
Restructuring costs	—	—	—	60	60	—	—	—	404	404
Amortization of other acquired intangible assets	96	—	—	—	96	60	—	—	—	60
Net realized capital (gains) losses	(21)	1	(3)	—	(23)	(1)	1	—	—	—
Pre-tax adjusted earnings (loss)(2)	$662	$16	$3	$(68)	$613	$964	$37	$3	$(66)	$938

Aetna/13

Reconciliation of the Most Directly Comparable GAAP Measure to Certain Reported Amounts
				Year Ended December 31, 2017					Year Ended December 31, 2016
(Millions, except per common share data) Reconciliation of net income to adjusted earnings				Total Company	Per Common Share				Total Company	Per Common Share
Net income(1) (GAAP measure)				$1,904	$5.68				$2,271	$6.41
Gain related to sale of certain domestic group insurance businesses				(88)	(0.26)				—	—
Loss on early extinguishment of long-term debt				246	0.73				—	—
Penn Treaty-related guaranty fund assessments				231	0.69				—	—
Transaction and integration-related costs				1,240	3.70				517	1.46
Restructuring costs				60	0.18				404	1.14
Reduction of reserve for anticipated future losses on discontinued products				(109)	(0.33)				(128)	(0.36)
Amortization of other acquired intangible assets				272	0.81				247	0.70
Net realized capital losses (gains)				239	0.71				(86)	(0.24)
Income tax benefit				(686)	(2.05)				(308)	(0.87)
Adjusted earnings(2)				$3,309	$9.86				$2,917	$8.23

Weighted average common shares - diluted					335.4					354.3

	Year Ended December 31, 2017					Year Ended December 31, 2016
(Millions) Reconciliation of total revenue to adjusted revenue	Health Care	Group Insurance	Large Case Pensions	Corporate Financing(7)	Total Company	Health Care	Group Insurance	Large Case Pensions	Corporate Financing(7)	Total Company
Total revenue (GAAP measure)	$58,302	$2,237	$321	$(325)	$60,535	$60,347	$2,501	$284	$23	$63,155
Gain related to sale of certain domestic group insurance businesses	—	(88)	—	—	(88)	—	—	—	—	—
Interest income on proceeds of transaction-related debt	—	—	—	(11)	(11)	—	—	—	(23)	(23)
Net realized capital (gains) losses	(55)	(35)	(7)	336	239	(52)	(24)	(10)	—	(86)
Adjusted revenue(3) (excludes net realized capital (gains) losses and other items)	$58,247	$2,114	$314	$—	$60,675	$60,295	$2,477	$274	$—	$63,046

Reconciliation of income before income taxes to pre-tax adjusted earnings
Income (loss) before income taxes (GAAP measure)	$4,748	$248	$132	$(2,136)	$2,992	$4,858	$165	$148	$(1,180)	$3,991
Less: (Loss) income before income taxes attributable to non-controlling interests (GAAP measure)	(11)	—	1	—	(10)	(20)	—	—	—	(20)
Income (loss) before income taxes attributable to Aetna (GAAP measure)	4,759	248	131	(2,136)	3,002	4,878	165	148	(1,180)	4,011
Gain related to sale of certain domestic group insurance businesses	—	(88)	—	—	(88)	—	—	—	—	—
Loss on early extinguishment of long-term debt	—	—	—	246	246	—	—	—	—	—
Penn Treaty-related guaranty fund assessments	231	—	—	—	231	—	—	—	—	—
Transaction and integration-related costs	—	—	—	1,240	1,240	—	—	—	517	517
Restructuring costs	—	—	—	60	60	—	—	—	404	404
Reduction of reserve for anticipated future losses on discontinued products	—	—	(109)	—	(109)	—	—	(128)	—	(128)
Amortization of other acquired intangible assets	272	—	—	—	272	247	—	—	—	247
Net realized capital (gains) losses	(55)	(35)	(7)	336	239	(52)	(24)	(10)	—	(86)
Pre-tax adjusted earnings (loss)(2)	$5,207	$125	$15	$(254)	$5,093	$5,073	$141	$10	$(259)	$4,965

Aetna/14

Margins and Ratios
		Three Months Ended December 31,		Year Ended December 31,
(Millions)		2017	2016	2017	2016
Reconciliation of income before income taxes to adjusted earnings before income taxes, excluding interest expense:
Income before income taxes (GAAP measure)		$526	$275	$2,992	$3,991
Interest expense(8)		93	80	357	317
Gain related to sale of certain domestic group insurance businesses		(88)	—	(88)	—
Loss on early extinguishment of long-term debt		—	—	246	—
Penn Treaty-related guaranty fund assessments		—	—	231	—
Transaction and integration-related costs		38	184	1,240	517
Restructuring costs		60	404	60	404
Reduction of reserve for anticipated future losses on discontinued products		—	—	(109)	(128)
Amortization of other acquired intangible assets		96	60	272	247
Net realized capital (gains) losses		(23)	—	239	(86)
Adjusted earnings(2) before income taxes, excluding interest expense	(A)	$702	$1,003	$5,440	$5,262

Reconciliation of net income to adjusted earnings excluding interest expense, net of tax:
Net income(1) (GAAP measure)	(B)	$244	$139	$1,904	$2,271
Interest expense(8)		93	80	357	317
Gain related to sale of certain domestic group insurance businesses		(88)	—	(88)	—
Loss on early extinguishment of long-term debt		—	—	246	—
Penn Treaty-related guaranty fund assessments		—	—	231	—
Transaction and integration-related costs		38	184	1,240	517
Restructuring costs		60	404	60	404
Reduction of reserve for anticipated future losses on discontinued products		—	—	(109)	(128)
Amortization of other acquired intangible assets		96	60	272	247
Net realized capital (gains) losses		(23)	—	239	(86)
Income tax expense (benefit)		51	(237)	(811)	(419)
Adjusted earnings(2) excluding interest expense, net of tax		$471	$630	$3,541	$3,123

Reconciliation of total revenue to adjusted revenue:
Total revenue (GAAP measure)	(C)	$14,853	$15,727	$60,535	$63,155
Gain related to sale of certain domestic group insurance businesses		(88)	—	(88)	—
Interest income on proceeds of transaction-related debt		—	(10)	(11)	(23)
Net realized capital (gains) losses		(23)	—	239	(86)
Adjusted revenue(3) (excludes net realized capital (gains) losses and other items)	(D)	$14,742	$15,717	$60,675	$63,046

Reconciliation of total operating expenses to adjusted operating expenses:
Total operating expenses (GAAP measure)	(E)	$3,047	$3,608	$12,064	$12,085
Penn Treaty-related guaranty fund assessments		—	—	(231)	—
Transaction and integration-related costs		(38)	(85)	(1,166)	(253)
Restructuring costs		(60)	(404)	(60)	(404)
Adjusted operating expenses	(F)	$2,949	$3,119	$10,607	$11,428

Net income and adjusted pre-tax margins:
After-tax net income margin (GAAP measure)	(B)/(C)	1.6%	0.9%	3.1%	3.6%
Adjusted pre-tax margin(5)	(A)/(D)	4.8%	6.4%	9.0%	8.3%

Expense ratios:
Total company expense ratio (GAAP measure)	(E)/(C)	20.5%	22.9%	19.9%	19.1%
Adjusted expense ratio(4)	(F)/(D)	20.0%	19.8%	17.5%	18.1%

Aetna/15

Health Care, Group Insurance and Corporate Financing Operating Cash Flow as a Percentage of Net Income
		Year Ended December 31,
(Millions)		2017	2016
Net cash (used for) provided by operating activities (GAAP measure)		$(464)	$3,719
Less: Net cash used for operating activities: Large Case Pensions		(286)	(269)
Net cash (used for) provided by operating activities: Health Care, Group Insurance and Corporate Financing	(A)	(178)	3,988

Net income(1) (GAAP Measure)		1,904	2,271
Less: Net income: Large Case Pensions		40	104
Net income: Health Care, Group Insurance and Corporate Financing	(B)	$1,864	$2,167

Operating cash flow as a percentage of net income:
Operating cash flow as a percentage of net income(1) (GAAP Measure)	(A)/(B)	N/M *	184.0%
* Not meaningful due to cash used for operating activities for the year ended December 31, 2017

Aetna/16

Footnotes

(1) Net income refers to net income attributable to Aetna reported in Aetna's Consolidated Statements of Income in accordance with U.S. generally accepted accounting principles ("GAAP"). Income before income taxes refers to income before income taxes attributable to Aetna in accordance with GAAP. Unless otherwise indicated, all references in this press release to net income, net income per share and income before income taxes exclude amounts attributable to non-controlling interests.

(2) Non-GAAP financial measures such as adjusted earnings, adjusted earnings per share, pre-tax adjusted earnings, adjusted operating expenses, adjusted revenue, adjusted expense ratio and adjusted pre-tax margin exclude from the relevant GAAP metrics, as applicable:

•	Amortization of other acquired intangible assets;

•	Net realized capital gains or losses; and

•	Other items, if any, that neither relate to the ordinary course of Aetna's business nor reflect Aetna's underlying business performance.

Although the excluded items may recur, management believes the non-GAAP financial measures Aetna discloses, including those described above, provide a more useful comparison of Aetna's underlying business performance from period to period. Prior to March 31, 2017, operating earnings was the measure reported to the chief executive officer for purposes of assessing financial performance and making operating decisions, such as the allocation of resources among Aetna's business segments. Effective March 31, 2017, the chief executive officer assesses consolidated Aetna results based on adjusted earnings and assesses business segment results based on pre-tax adjusted earnings because income taxes are recorded in Aetna's Corporate Financing segment and are not allocated to Aetna's business segments. Also effective March 31, 2017, transaction and integration-related costs and restructuring costs were reclassified to Aetna's Corporate Financing segment because they do not reflect Aetna's underlying business performance. Prior periods have been restated to reflect this presentation. Non-GAAP financial measures Aetna discloses, including those described above, should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with GAAP.

For the periods covered in this press release, the following items are excluded from the non-GAAP financial measures described above, as applicable, because Aetna believes they neither relate to the ordinary course of Aetna's business nor reflect Aetna's underlying business performance:

•
During the three months and year ended December 31, 2017, Aetna sold a substantial portion of its Group Insurance segment consisting of its domestic group life insurance, group disability insurance and absence management businesses. The transaction is being accomplished through an indemnity reinsurance arrangement. The sale is expected to result in an after-tax gain of approximately $710 million ($1.1 billion pre-tax), a significant portion of which will be deferred and amortized into earnings: (a) over the remaining contract period (estimated to be approximately 3 years) in proportion to the amount of insurance protection provided for the prospective reinsurance portion of the gain and (b) as we recover amounts due from the buyer over a period estimated to be approximately 30 years for the retrospective reinsurance portion of the gain. The gain recognized does not directly relate to the underwriting or servicing of products for customers and is not directly related to the core performance of Aetna's business operations.

•
During the year ended December 31, 2017, Aetna incurred losses on the early extinguishment of long-term debt due to (a) the mandatory redemption of $10.2 billion aggregate principal amount of certain of its senior notes issued in June 2016 (collectively, the "SMR Notes") following the termination of the definitive agreement (the "Humana Merger Agreement") to acquire Humana Inc. ("Humana") and (b) the early redemption of $750 million aggregate principal amount of its outstanding senior notes due 2020.

•
During the year ended December 31, 2017, Aetna recorded an expense for estimated future guaranty fund assessments related to Penn Treaty Network America Insurance Company and one of its subsidiaries (collectively, "Penn Treaty"), which was placed in rehabilitation in 2009 and placed in liquidation in March 2017. This expense does not directly relate to the underwriting or servicing of products for customers and is not directly related to the core performance of Aetna's business operations.

•
Aetna recorded transaction-related costs during the three months and year ended December 31, 2017 related to its proposed acquisition by CVS Health. Aetna also recorded transaction and integration-related costs during the year ended December 31, 2017 and the three months and year ended December 31, 2016 primarily related to its proposed acquisition of Humana (the "Humana Transaction"). Transaction costs include costs associated with the transactions contemplated by the CVS Health merger agreement, the termination of the Humana Merger Agreement, the termination of Aetna's agreement to sell certain assets to Molina Healthcare, Inc. and advisory, legal and other professional fees which are reflected in Aetna's GAAP Consolidated Statements of Income in general and administrative expenses. Transaction costs also include the negative cost of carry associated with the debt financing that Aetna obtained in June 2016 for the Humana Transaction. Prior to the mandatory redemption of the SMR Notes, the negative cost of carry associated with these senior notes was excluded from adjusted earnings and pre-tax adjusted earnings. The negative cost of carry associated with the $2.8 billion aggregate principal amount of Aetna's senior notes issued in June 2016 that are not subject to mandatory redemption (the "Other 2016 Senior Notes") was excluded from adjusted earnings and pre-tax adjusted earnings through the date of the termination of the Humana Merger Agreement. The components of the negative cost of carry are reflected in Aetna's GAAP Consolidated Statements of Income in interest expense and net investment income. Subsequent to the termination of the

Aetna/17

Humana Merger Agreement, the interest expense and net investment income associated with the Other 2016 Senior Notes were no longer excluded from adjusted earnings and pre-tax adjusted earnings.

•
Restructuring costs for the three months and year ended December 31, 2017 include severance costs associated with Aetna's expense management and cost control initiatives. Restructuring costs for the three months and year ended December 31, 2016 include costs related to Aetna's voluntary early retirement program, severance and real estate consolidation costs associated with Aetna's expense management and cost control initiatives and an accrual for minimum volume commitments which require Aetna to make payments to suppliers if the level of medical membership subject to the agreements falls below specified levels. Aetna no longer expected to meet these minimum volume commitments as a result of Aetna's previously announced reduced participation on the ACA's individual public health insurance exchanges in 2017. The 2017 and 2016 restructuring costs are reflected in Aetna's GAAP Consolidated Statements of Income in general and administrative expenses.

•
In 1993, Aetna discontinued the sale of fully guaranteed large case pensions products and established a reserve for anticipated future losses on these products, which Aetna reviews quarterly. During both the year ended December 31, 2017 and 2016, Aetna reduced the reserve for anticipated future losses on discontinued products. Aetna believes excluding any changes in the reserve for anticipated future losses on discontinued products from adjusted earnings provides more useful information as to Aetna's continuing products and is consistent with the treatment of the operating results of these discontinued products, which are credited or charged to the reserve and do not affect Aetna's operating results.

•
Other acquired intangible assets relate to Aetna's acquisition activities and are amortized over their useful lives. However, this amortization does not directly relate to the underwriting or servicing of products for customers and is not directly related to the core performance of Aetna's business operations.

•
Net realized capital gains and losses arise from various types of transactions, primarily in the course of managing a portfolio of assets that support the payment of liabilities. However, these transactions do not directly relate to the underwriting or servicing of products for customers and are not directly related to the core performance of Aetna's business operations.

•
The corresponding tax benefit or expense related to the items excluded from adjusted earnings discussed above and the TCJA. The corresponding tax benefit or expense related to excluded items was calculated utilizing the appropriate tax rate for each individual item excluded from adjusted earnings. The three months and year ended December 31, 2017 also include an incremental tax expense of $99 million which reflects the estimated impact of the enactment of the TCJA on December 22, 2017. The TCJA reduced the corporate tax rate to 21 percent, effective January 1, 2018. Accordingly, we remeasured our deferred income taxes as of the enactment date, and, as the measurement of the income tax effect could be reasonably estimated, we recognized the change in our deferred income taxes in our income tax expense from continuing operations. The year ended December 31, 2017 also includes a $29 million tax benefit which reflects anticipated incremental tax benefits related to certain costs associated with the Humana Transaction. Neither the income tax benefit or expense on the excluded items nor the TCJA tax expense directly relates to the underwriting or servicing of products for customers, and neither is directly related to the core performance of Aetna's business operations.

For a reconciliation of financial measures calculated under GAAP to these items, refer to the tables on pages 12 through 14 of this press release.

(3) Adjusted revenue excludes net realized capital gains and losses, gain related to the Group Insurance sale and interest income on the proceeds of Aetna's senior notes issued in June 2016 as noted in (2) above. Refer to the tables on pages 12 through 14 of this press release for a reconciliation of total revenue calculated under GAAP to adjusted revenue.

(4) The adjusted expense ratio excludes net realized capital gains and losses and other items, if any, that are excluded from adjusted revenue or adjusted operating expenses, as noted in (2) above. For a reconciliation of the comparable GAAP measure to this metric for the periods covered by this press release, refer to page 14 of this press release.

(5) In order to provide useful information regarding Aetna's profitability on a basis comparable to others in the industry, without regard to financing decisions, income taxes or amortization of other acquired intangible assets (each of which may vary for reasons not directly related to the performance of the underlying business), Aetna's adjusted pre-tax margin is based on adjusted earnings excluding interest expense and income taxes. Management also uses adjusted pre-tax margin to assess Aetna's performance, including performance versus competitors.

(6) Days claims payable is calculated by dividing the health care costs payable at each quarter end by the average health care costs per day in each respective quarter. The total debt to consolidated capitalization ratio is calculated by dividing total long-term debt and short-term debt ("Total Debt") by the sum of Total Debt and total Aetna shareholders' equity.

(7) Aetna's Corporate Financing segment is not a business segment. It is added to Aetna's business segments to reconcile segment reporting to Aetna's consolidated results. The Corporate Financing segment includes interest expense on Aetna's outstanding debt and the financing components of Aetna's pension and other postretirement employee benefit plan expenses (benefits), and, effective March 31, 2017, all transaction and integration-related costs, restructuring costs and income taxes. The prior periods have been restated to reflect this presentation. As described in (2) above, the adjusted earnings of the Corporate Financing segment exclude other items, if any, that neither relate to the ordinary course of Aetna's business nor reflect Aetna's underlying business performance.

Aetna/18

(8) Interest expense included in the reconciliation to adjusted earnings before income taxes, excluding interest expense and the reconciliation to adjusted earnings excluding interest expense, net of tax for the year ended December 31, 2017 and the three months and year ended December 31, 2016 excludes costs associated with the term loan credit agreement executed in connection with the Humana Transaction and the negative cost of carry on transaction-related debt incurred in connection with the Humana Transaction. Interest expense for the year ended December 31, 2016 excludes costs associated with bridge credit agreement executed in connection with the Humana Transaction. These costs are included within transaction and integration-related costs. Refer to (2) above for further discussion.

(9) For more information about the Aetna management projections, including information in respect of non-GAAP projections, see the section titled “Unaudited Prospective Financial Information” in the Registration Statement on Form S-4, as amended, filed by CVS Health Corporation with the U.S. Securities and Exchange Commission on January 26, 2018.

No Offer or Solicitation

This communication is for informational purposes only and not intended to and does not constitute an offer to subscribe for, buy or sell, the solicitation of an offer to subscribe for, buy or sell or an invitation to subscribe for, buy or sell any securities or the solicitation of any vote or approval in any jurisdiction pursuant to or in connection with the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Additional Information and Where to Find It

In connection with the proposed transaction between CVS Health Corporation (“CVS Health”) and Aetna Inc. (“Aetna”), on January 4, 2018, CVS Health filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4, which was amended on January 26, 2018. The registration statement includes a preliminary joint proxy statement of CVS Health and Aetna that also constitutes a preliminary prospectus of CVS Health, which will be mailed to stockholders of CVS Health and shareholders of Aetna once the registration statement becomes effective and the joint proxy statement/prospectus is in definitive form. The registration statement is not yet effective. INVESTORS AND SECURITY HOLDERS OF CVS HEALTH AND AETNA ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain free copies of the registration statement and the joint proxy statement/prospectus and other documents filed with the SEC by CVS Health or Aetna through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by CVS Health are available free of charge within the Investors section of CVS Health’s Web site at http://www.cvshealth.com/investors or by contacting CVS Health’s Investor Relations Department at 800-201-0938. Copies of the documents filed with the SEC by Aetna are available free of charge on Aetna’s internet website at http://www.Aetna.com or by contacting Aetna’s Investor Relations Department at 860-273-0896.

Participants in Solicitation

CVS Health, Aetna, their respective directors and certain of their respective executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction between CVS Health and Aetna. Information about the directors and executive officers of CVS Health is set forth in its Annual Report on Form 10-K for the year ended December 31, 2016, which was filed with the SEC on February 9, 2017, its proxy statement for its 2017 annual meeting of stockholders, which was filed with the SEC on March 31, 2017, and certain of its Current Reports on Form 8-K. Information about the directors and executive officers of Aetna is set forth in its Annual Report on Form 10-K for the year ended December 31, 2016, which was filed with the SEC on February 17, 2017, its proxy statement for its 2017 annual meeting of shareholders, which was filed with the SEC on April 7, 2017, and certain of its Current Reports on Form 8-K. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, are contained in the preliminary joint proxy statement/prospectus and will be contained in the definitive joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can generally identify forward-looking statements by the use of forward-looking terminology such as “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “evaluate,” “expect,” “explore,” “forecast,” “guidance,” “intend,” “likely,” “may,” “might,” “outlook,” “plan,” “potential,” “predict,” “probable,” “project,” “seek,” “should,” “view,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond Aetna’s control.

Aetna/19

Statements in this press release that are forward-looking, including Aetna’s projections as to progress toward completion of CVS Health’s proposed acquisition of Aetna (the “CVS Health Transaction”), the anticipated benefits of the CVS Health Transaction, Aetna’s positioning for operational success in 2018, the closing date for the CVS Health Transaction, the Aetna management projections, the gain related to the Group Insurance sale, Aetna's 2018 weighted average diluted share count, the effects of the adoption of ASC 606, the impact of the TCJA on Aetna's corporate income tax rate and adjusted earnings, the impact of the suspension of the HIF for 2019, the change in Aetna’s deferred income taxes as a result of the TCJA, and Aetna’s and/or the combined company’s future operating results, are based on management’s estimates, assumptions and projections, and are subject to significant uncertainties and other factors, many of which are beyond Aetna’s control. Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management, including, but not limited to: the timing to consummate the CVS Health Transaction; the risk that a regulatory approval that may be required for the CVS Health Transaction is delayed, is not obtained or is obtained subject to conditions that are not anticipated; the risk that a condition to the closing of the CVS Health Transaction may not be satisfied; the ability to achieve the synergies and value creation contemplated; CVS Health’s ability to promptly and effectively integrate Aetna’s businesses; the diversion of and attention of management of both CVS Health and Aetna on transaction-related issues; unanticipated increases in medical costs (including increased intensity or medical utilization as a result of flu or otherwise; changes in membership mix to higher cost or lower-premium products or membership adverse selection; medical cost increases resulting from unfavorable changes in contracting or re-contracting with providers (including as a result of provider consolidation and/or integration); and/or increased pharmacy costs); the profitability of Aetna’s Medicaid products; changes in medical cost estimates due to the necessary extensive judgment that is used in the medical cost estimation process, the considerable variability inherent in such estimates, and the sensitivity of such estimates to changes in medical claims payment patterns and changes in medical cost trends; any suspension of the ACA's health insurer fee for 2018; adverse impacts from any failure to raise the U.S. Federal government’s debt ceiling or any sustained U.S. Federal government shut down; and changes in Aetna’s future cash requirements, capital requirements, results of operations, financial condition and/ or cash flows. As currently enacted, health care reform will continue to significantly impact Aetna’s business operations and financial results, including Aetna’s pricing and medical benefit ratios, and key components of the legislation will continue to be phased in through 2020. Aetna will be required to dedicate significant resources and incur significant expenses during 2018 to implement health care reform. Significant parts of the legislation continue to evolve through the promulgation of executive orders, regulations and guidance. In addition, pending efforts in the U.S. Congress to repeal, amend, replace or restrict funding for various aspects of health care reform and pending litigation challenging aspects of the law and its implementation continue to create additional uncertainty about the ultimate impact of health care reform. As a result, many of the impacts of health care reform are unknown. Other important risk factors include: adverse changes in federal or state government policies, legislation or regulations (including legislative, judicial or regulatory measures that would affect Aetna’s business model, repeal, restrict funding for or amend various aspects of health care reform, limit Aetna’s ability to price for the risk it assumes and/or reflect reasonable costs or profits in its pricing, such as mandated minimum medical benefit ratios, or eliminate or reduce ERISA pre-emption of state laws (increasing Aetna’s potential litigation exposure)); uncertainty related to Aetna’s accruals for the ACA's risk adjustment program; uncertainty related to the funding for and final reconciliations with respect to the ACA's risk management and subsidy programs; the implementation of health care reform legislation, collection of ACA fees, assessments and taxes through increased premiums; adverse legislative, regulatory and/or judicial changes to or interpretations of existing health care reform legislation and/or regulations (including those relating to minimum medical loss ratio (“MLR”) rebates); the timing and amount of and payment methods for satisfying assessments for Penn Treaty Network America Insurance Company and other insolvent payors under state guaranty fund laws; adverse and less predictable economic conditions in the U.S. and abroad (including unanticipated levels of, or increases in the rate of, unemployment); reputational or financial issues arising from Aetna’s social media activities, data security breaches, other cybersecurity risks or other causes; adverse program, pricing, funding or audit actions by federal or state government payors, including as a result of changes to or curtailment or elimination of the Centers for Medicare & Medicaid Services’ ("CMS") star rating bonus payments; Aetna's ability to maintain and/or enhance its CMS star ratings; Aetna’s ability to diversify Aetna’s sources of revenue and earnings (including by developing and expanding Aetna's consumer businesses and expanding Aetna’s foreign operations), transform Aetna’s business model, develop new products and optimize Aetna’s business platforms; the success of Aetna’s consumer health and services initiatives; adverse changes in size, product or geographic mix or medical cost experience of membership; managing executive succession and key talent retention, recruitment and development; failure to achieve and/or delays in achieving desired rate increases and/or profitable membership growth due to regulatory review or other regulatory restrictions, an uncertain economy and/or significant competition, especially in key geographic areas where membership is concentrated, including successful protests of business awarded to Aetna; failure to adequately implement health care reform and/or repeal or replacement of or changes in health care reform; the outcome of various litigation and regulatory matters, including audits, challenges to Aetna’s minimum MLR rebate methodology and/or reports, intellectual property litigation and litigation concerning, and ongoing reviews by various regulatory authorities of, certain of Aetna’s payment practices with respect to out-of-network providers and/or other providers; Aetna’s ability to integrate, simplify, and enhance Aetna’s existing products, processes and information technology systems and platforms to keep pace with changing customer and regulatory needs; Aetna’s ability to successfully integrate Aetna’s businesses (including businesses Aetna may acquire in the future), separate divested businesses and implement multiple strategic and operational initiatives simultaneously; Aetna’s ability to manage health care and other benefit costs; Aetna’s ability to reduce administrative expenses while maintaining targeted levels of service and operating performance; failure by a service provider to meet its obligations to Aetna; Aetna’s ability to develop and maintain relationships (including joint ventures or other collaborative risk-sharing agreements) with providers while taking actions to reduce medical costs and/or expand the services Aetna offers; Aetna’s ability to demonstrate that Aetna’s products and processes lead to access to quality affordable care by Aetna’s members; Aetna’s ability to maintain its relationships with third-party brokers, consultants and agents who sell its products; collection of amounts payable to Aetna by the State of Illinois;

Aetna/20

increases in medical costs resulting from any epidemics, acts of terrorism or other extreme events; the implementation of public health insurance exchanges; and a downgrade in Aetna’s financial ratings. For more discussion of important risk factors that may materially affect Aetna, please see the risk factors contained in Aetna’s 2016 Annual Report on Form 10-K (“Aetna’s 2016 Annual Report”) and Aetna's Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 ("Aetna's Quarterly Report"), each on file with the Securities and Exchange Commission ("SEC"), and Aetna's Annual Report on Form 10-K for the year ended December 31, 2017 ("Aetna's 2017 Annual Report"), when filed with the SEC. You should also read Aetna’s 2016 Annual Report and Aetna's Quarterly Report, each on file with the SEC, and Aetna's 2017 Annual Report, when filed with the SEC for a discussion of Aetna’s historical results of operations and financial condition.

No assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do occur, what impact they will have on the results of operations, financial condition or cash flows of Aetna. You are cautioned not to place undue reliance on Aetna’s forward-looking statements. These forward-looking statements are and will be based on management’s then-current views and assumptions regarding future events and operating performance, and are applicable only as of the dates of such statements. Aetna does not assume any duty to update or revise forward-looking statements, whether as a result of new information, future events or otherwise, as of any future date.

Aetna/21

Supplementary Information

Statements of Income Before Income Taxes Attributable to Aetna by Segment (Unaudited)

	Health	Group	Large Case	Corporate
(Millions)	Care	Insurance	Pensions	Financing	Total
Three Months Ended December 31, 2017
Revenue:
Health care premiums	$12,870	$—	$—	$—	$12,870
Other premiums	—	197	17	—	214
Fees and other revenue	1,427	97	2	—	1,526
Net investment income	137	31	52	—	220
Net realized capital gains (losses)	21	(1)	3	—	23
Total revenue	14,455	324	74	—	14,853
Benefits and expenses:
Health care costs	10,848	—	—	—	10,848
Current and future benefits	—	177	66	—	243
Operating expenses:
Selling expenses	363	11	—	—	374
General and administrative expenses	2,565	33	2	73	2,673
Total operating expenses	2,928	44	2	73	3,047
Interest expense	—	—	—	93	93
Amortization of other acquired intangible assets	96	—	—	—	96
Total benefits and expenses	13,872	221	68	166	14,327
Income (loss) before income taxes including non-controlling interests	583	103	6	(166)	526
Less: Loss before income taxes attributable to non-controlling interests	(4)	—	—	—	(4)
Income (loss) before income taxes attributable to Aetna	$587	$103	$6	$(166)	$530

Three Months Ended December 31, 2016
Revenue:
Health care premiums	$13,493	$—	$—	$—	$13,493
Other premiums	—	539	7	—	546
Fees and other revenue	1,435	28	2	—	1,465
Net investment income	104	54	55	10	223
Net realized capital gains (losses)	1	(1)	—	—	—
Total revenue	15,033	620	64	10	15,727
Benefits and expenses:
Health care costs	11,083	—	—	—	11,083
Current and future benefits	—	455	57	—	512
Operating expenses:
Selling expenses	395	38	—	—	433
General and administrative expenses	2,606	91	3	475	3,175
Total operating expenses	3,001	129	3	475	3,608
Interest expense	—	—	—	189	189
Amortization of other acquired intangible assets	60	—	—	—	60
Total benefits and expenses	14,144	584	60	664	15,452
Income (loss) before income taxes including non-controlling interests	889	36	4	(654)	275
Less: (Loss) income before income taxes attributable to non-controlling interests	(16)	—	1	—	(15)
Income (loss) before income taxes attributable to Aetna	$905	$36	$3	$(654)	$290

Aetna/22

Statements of Income Before Income Taxes Attributable to Aetna by Segment (Unaudited)

	Health	Group	Large Case	Corporate
(Millions)	Care	Insurance	Pensions	Financing	Total
Year Ended December 31, 2017
Revenue:
Health care premiums	$52,022	$—	$—	$—	$52,022
Other premiums	—	1,819	53	—	1,872
Fees and other revenue	5,749	173	8	—	5,930
Net investment income	476	210	253	11	950
Net realized capital gains (losses)	55	35	7	(336)	(239)
Total revenue	58,302	2,237	321	(325)	60,535
Benefits and expenses:
Health care costs	42,753	—	—	—	42,753
Current and future benefits	—	1,588	287	—	1,875
Operating expenses:
Selling expenses	1,479	119	—	—	1,598
General and administrative expenses	9,050	282	11	1,123	10,466
Total operating expenses	10,529	401	11	1,123	12,064
Interest expense	—	—	—	442	442
Amortization of other acquired intangible assets	272	—	—	—	272
Loss on early extinguishment of long-term debt	—	—	—	246	246
Reduction of reserve for anticipated future losses on discontinued products	—	—	(109)	—	(109)
Total benefits and expenses	53,554	1,989	189	1,811	57,543
Income (loss) before income taxes including non-controlling interests	4,748	248	132	(2,136)	2,992
Less: (Loss) income before income taxes attributable to non-controlling interests	(11)	—	1	—	(10)
Income (loss) before income taxes attributable to Aetna	$4,759	$248	$131	$(2,136)	$3,002

Year Ended December 31, 2016
Revenue:
Health care premiums	$54,116	$—	$—	$—	$54,116
Other premiums	—	2,143	39	—	2,182
Fees and other revenue	5,744	108	9	—	5,861
Net investment income	435	226	226	23	910
Net realized capital gains	52	24	10	—	86
Total revenue	60,347	2,501	284	23	63,155
Benefits and expenses:
Health care costs	44,255	—	—	—	44,255
Current and future benefits	—	1,850	251	—	2,101
Operating expenses:
Selling expenses	1,545	133	—	—	1,678
General and administrative expenses	9,442	353	13	599	10,407
Total operating expenses	10,987	486	13	599	12,085
Interest expense	—	—	—	604	604
Amortization of other acquired intangible assets	247	—	—	—	247
Reduction of reserve for anticipated future losses on discontinued products	—	—	(128)	—	(128)
Total benefits and expenses	55,489	2,336	136	1,203	59,164
Income (loss) before income taxes including non-controlling interests	4,858	165	148	(1,180)	3,991
Less: Loss before income taxes attributable to non-controlling interests	(20)	—	—	—	(20)
Income (loss) before income taxes attributable to Aetna	$4,878	$165	$148	$(1,180)	$4,011

Aetna/23

Membership
	December 31, 2017			September 30, 2017			December 31, 2016
(Thousands)	Insured	ASC	Total	Insured	ASC	Total	Insured	ASC	Total
Medical Membership:
Commercial	4,504	13,596	18,100	4,584	13,470	18,054	5,457	13,132	18,589
Medicare Advantage	1,473	—	1,473	1,467	—	1,467	1,362	—	1,362
Medicare Supplement	740	—	740	733	—	733	685	—	685
Medicaid	1,316	608	1,924	1,311	600	1,911	1,668	806	2,474
Total Medical Membership	8,033	14,204	22,237	8,095	14,070	22,165	9,172	13,938	23,110

Dental Membership:
Total Dental Membership	5,421	8,006	13,427	5,538	7,930	13,468	6,086	8,386	14,472

Pharmacy Benefit Management Services Membership:
Commercial			8,034			7,994			9,400
Medicare Prescription Drug Plan (stand-alone)			2,077			2,074			2,067
Medicare Advantage Prescription Drug Plan			1,129			1,124			953
Medicaid			2,525			2,493			2,783
Total Pharmacy Benefit Management Services Membership			13,765			13,685			15,203

Health Care Medical Benefit Ratios
	Three Months Ended December 31,		Year Ended December 31,
(Millions)	2017	2016	2017	2016
Premiums (GAAP measure)
Commercial	$6,129	$6,949	$24,548	$27,916
Government	6,741	6,544	27,474	26,200
Health Care	$12,870	$13,493	$52,022	$54,116
Health Care Costs (GAAP measure)
Commercial	$5,263	$5,768	$19,952	$22,896
Government	5,585	5,315	22,801	21,359
Health Care	$10,848	$11,083	$42,753	$44,255
Medical Benefit Ratios "MBRs"
Commercial	85.9%	83.0%	81.3%	82.0%
Government	82.9%	81.2%	83.0%	81.5%
Health Care	84.3%	82.1%	82.2%	81.8%

Aetna/24

Roll Forward of Health Care Costs Payable
(Unaudited)
	Year Ended December 31,
(Millions)	2017	2016
Health care costs payable, beginning of period	$6,558	$6,306
Less: reinsurance recoverables	5	4
Health care costs payable, beginning of period, net	6,553	6,302
Add: Components of incurred health care costs:
Current year	43,551	45,019
Prior years(a)	(814)	(764)
Total incurred health care costs (b)	42,737	44,255

Less: Claims paid
Current year	37,974	38,700
Prior years	5,523	5,304
Total claims paid	43,497	44,004

Health care costs payable, end of period, net	5,793	6,553
Add: premium deficiency reserve	16	—
Add: reinsurance recoverables	6	5
Health care costs payable, end of period	$5,815	$6,558

(a) Negative amounts reported for incurred health care costs related to prior years result from claims being settled for amounts less than originally estimated.
(b) Total incurred health care costs exclude from the table above $16 million related to the premium deficiency reserve recorded during the year ended December 31, 2017 for the 2018 coverage year related to Aetna's Medicaid products.

Days Claims Payable (Unaudited)
	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Days Claims Payable	49	54	54	53	54

Health Care Reform's Reinsurance, Risk Adjustment and Risk Corridor (the “3Rs”)(a) Net Receivable (Payable)
	December 31, 2017			December 31, 2016
	(Unaudited)
(Millions)	Reinsurance	Risk Adjustment	Risk Corridor(b)	Reinsurance	Risk Adjustment	Risk Corridor
Current	$37	$(41)	$—	$202	$(690)	$(10)
Long-term	—	2	—	—	—	—
Total net receivable (payable)	$37	$(39)	$—	$202	$(690)	$(10)
(a) Aetna participates in certain public health insurance exchanges established pursuant to the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 (as amended, collectively, “Health Care Reform” or the “ACA”). Under regulations established by the U.S. Department of Health and Human Services (“HHS”), HHS pays Aetna a portion of the premium and through September 30, 2017, paid a portion of the health care costs for low-income individual Public Exchange members. In addition, HHS administers the 3Rs risk management programs. The ACA’s temporary Reinsurance and Risk Corridor programs expired at the end of 2016.
(b) Aetna estimates that as of December 31, 2017, it is entitled to receive a total of $314 million from HHS under the three-year ACA risk corridor program for the 2014 through 2016 program years. At December 31, 2017, Aetna did not record any ACA risk corridor receivables related to the 2016 or 2015 program years or any amount in excess of HHS's announced prorated funding amount for the 2014 program year, because payments from HHS are uncertain.